SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x] Preliminary Proxy Statement	[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Arguss Communications, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

(2) Form, schedule or registration statement no.:

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PRELIMINARY COPY

December      , 2001

Dear Fellow Stockholders:

Your Board of Directors is writing to urge you to reject the consent solicitation being conducted by Ronald D. Pierce and Kenneth R. Olsen and, whether or not you have previously given them your consent, to sign and return the enclosed BLUE Revocation of Consent Card on behalf of the Board of Directors of Arguss Communications, Inc. (the “Company”).

Your Board strongly opposes the efforts of Pierce and Olsen to take control of your Company.

•	We believe that, since joining the Company in 1996, your current management has greatly improved the Company’s financial performance.

•	Your management has adopted a business plan designed to assist the Company in weathering the current significant downturn in the telecommunications industry and to position the Company to participate in the industry’s recovery.

•	We believe that the business plan proposed by Pierce and Olsen offers nothing new and could endanger the Company by seeking to expand its business into sectors of the industry where some of the Company’s competitors have experienced large write-offs and losses.

•	Pierce and Olsen have no experience running a large, publicly-held company.

•	Pierce, Olsen and the only other nominee that owns Company stock have sold in the aggregate 489,550 shares of the Company’s common stock since March 7, 2000. Your Board believes that this raises substantial doubts regarding their long-term commitment to the success of the Company.

•	We believe that seeking to change your Board and management while the Company is engaged in crucial and delicate negotiations with its lenders is ill-advised and not in the best interests of the Company’s stockholders.

YOUR BOARD STRONGLY OPPOSES THE SOLICITATION BY PIERCE AND OLSEN. WE URGE YOU NOT TO SIGN ANY GOLD CONSENT CARD SENT TO YOU BY PIERCE AND OLSEN AND TO SIGN AND RETURN THE BLUE REVOCATION OF CONSENT CARD CONTAINED HEREWITH.

IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE GOLD CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR CONSENT.

WHETHER OR NOT YOU HAVE SIGNED THE GOLD CONSENT CARD, YOUR BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE

PROVIDED AND TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON THE CARD.

ALTHOUGH SUBMITTING A REVOCATION OF CONSENT CARD WILL NOT HAVE ANY LEGAL EFFECT IF YOU HAVE NOT SUBMITTED A CONSENT CARD, IT WILL HELP US KEEP TRACK OF THE PROGRESS OF THE STOCKHOLDER VOTE.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.

Thank you for your support.

Very truly yours,

The Board of Directors Arguss Communications, Inc.

If you have any questions about revoking any consent you may have previously granted or require assistance, please call:

Morrow & Co., Inc. 445 Park Avenue, 5th Floor New York, NY 10022 1-800-662-5200

PRELIMINARY COPY

December      , 2001

REVOCATION OF CONSENT STATEMENT
OF
THE BOARD OF DIRECTORS OF ARGUSS COMMUNICATIONS, INC.
IN OPPOSITION TO
A CONSENT SOLICITATION BY CERTAIN STOCKHOLDERS

This Revocation of Consent Statement is furnished by the Board of Directors (“us” or the “Board”) of Arguss Communications, Inc., a Delaware corporation (the “Company”), to the holders of outstanding shares of the Company’s common stock, par value $.01 per share, in connection with your Board’s opposition to the solicitation of written stockholders’ consents by Ronald D. Pierce and Kenneth R. Olsen. Pierce and Olsen are seeking to take control of the Company from your Board of Directors by: (i) removing, without cause, all of the current directors of the Company; (ii) replacing the current directors with their own nominees; and (iii) repealing any amendments to the Company’s Bylaws adopted by the current Board of Directors on or after October 1, 2001. This statement and the enclosed BLUE Revocation of Consent Card are first being mailed to stockholders on or about December      , 2001.

YOUR BOARD STRONGLY OPPOSES THE SOLICITATION BY PIERCE AND OLSEN. THE BOARD URGES YOU NOT TO SIGN ANY GOLD CONSENT CARD SENT TO YOU BY PIERCE AND OLSEN.

IF YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE GOLD CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR MIND AND REVOKE YOUR CONSENT. WHETHER OR NOT YOU HAVE SIGNED THE GOLD CONSENT CARD, THE BOARD URGES YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE REVOCATION OF CONSENT CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED AND TO MARK THE “YES, REVOKE MY CONSENT” BOXES ON THE CARD. ALTHOUGH SUBMITTING A CONSENT REVOCATION WILL NOT HAVE ANY LEGAL EFFECT IF YOU HAVE NOT SUBMITTED A CONSENT CARD, IT WILL HELP US KEEP TRACK OF THE PROGRESS OF THE STOCKHOLDER VOTE. REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR REVOCATION OF CONSENT IS IMPORTANT. PLEASE ACT TODAY.

If you have any questions about giving your revocation of consent or require assistance, please call:

Morrow & Co., Inc. 445 Park Avenue, 5th Floor New York, NY 10022 1-800-662-5200

DESCRIPTION OF THE PIERCE AND OLSEN PROPOSALS

As set forth in their preliminary consent solicitation materials filed with the United States Securities and Exchange Commission (the “Commission”), Pierce and Olsen are seeking to take control of the Company from your Board of Directors by:

•	removing, without cause, all of the current directors of the Company;

•	replacing the current directors with nominees selected by Pierce and Olsen; and

•	repealing any amendments to the Company’s Bylaws adopted by the current Board of Directors on or after October 1, 2001.

Pierce and Olsen have indicated in their solicitation that, if elected to the Board of Directors, they and their nominees will adopt and implement a new business plan. This business plan allegedly would include, among other things: the sale or liquidation of Conceptronic, Inc., a wholly owned subsidiary of the Company; the diversification of the Company’s customer base and the deployment of its resources into new segments of the telecommunications industry; cost-cutting measures; and efforts to increase revenues.

REASONS TO REJECT THE SOLICITATION

For the reasons discussed below, your Board of Directors strongly believes that the arguments set forth by Pierce and Olsen in their solicitation are flawed and misleading. We believe that the bulk of their business plan endorses initiatives already being implemented by your Board and that the balance of their business plan proposes a high-risk strategy of conducting business with more volatile and less creditworthy customers than those with which the Company works. We believe that, if implemented, Pierce and Olsen’s business plan would place your Company at substantial risk.

In the near future, we will be sending additional information to you outlining your Board’s reasons as to why you should reject Pierce and Olsen’s proposals.

YOUR MANAGEMENT’S CUMULATIVE TRACK RECORD IS STRONG.

We believe that, since joining the Company in 1996, when it was a fledgling business known as Conceptronic, Inc., your management team has greatly improved the Company’s financial performance.

•	Revenues have increased from approximately $15,653,000 in 1996 and $11,632,000 for the nine months ended September 30, 1996 to approximately $270,172,000 in 2000 and $146,688,000 for the nine months ended September 30, 2001.

•	Net income has increased from approximately $88,000 in 1996 to approximately $9,397,000 in 2000.

•	EBITDA (or earnings before interest, taxes, depreciation, amortization and non-cash stock compensation), increased from approximately $634,000 in 1996 and $265,000 for the nine months ended September 30, 1996 to $44,804,000 for 2000 and $14,334,000 for the nine months ended September 30, 2001.

•	EBITDA margins (EBITDA divided by total revenue) increased from 4.1% for 1996 and 2.3% for the nine months ended September 30, 1996 to 16.6% for 2000 and 9.8% for the nine months ended September 30, 2001.

•	Cash flow from operations increased from approximately $283,000 in 1996 and ($298,000) for the nine months ended September 30, 1996 to approximately $7,734,000 for 2000 and $21,956,000 for the nine months ended September 30, 2001.

Pierce and Olsen are proposing to replace the team responsible for these results with a group of individuals whose collective ability to manage the Company’s operations is untested.

OUR STRATEGY PLACES THE COMPANY IN A POSITION OF STRENGTH.

The Company had its most successful year ever in 2000. The first nine months of 2001 have been characterized by a severe downturn in the telecommunications sector, where most of the Company’s customers operate. We believe, however, that management’s strategy has successfully steered the Company through this downturn in the telecommunications industry and will enable the Company to profit from a turnaround in the industry. The key elements of our strategy are:

•	To increase the amount of business that the Company does with the most established and creditworthy customers in the telecommunications industry. These customers include Adelphia Communications Corporation, AOL Time Warner Inc., AT&T Broadband, Inc., Charter Communications, Inc., MetroCast, Qwest Communications International, Inc. and Southwestern Bell Corp. Unlike many of its competitors, the Company has done relatively little business with underfunded CLECs (competitive local exchange carriers) and other less established companies in the industry. We believe that this has enabled the Company to avoid the large write-downs of accounts receivable and unbilled receivables or the large increases in reserves for doubtful accounts in 2001 that have affected a number of its competitors, including International FiberCom, Inc., Lexent Inc., MasTec, Inc, and Quanta Services, Inc. Similarly, we believe that our decision not to engage in the aggressive marketing tactic of having the Company accept equity positions in its customers in lieu of payment for services rendered has helped the Company to avoid incurring significant losses as the stock prices of these customers have declined.

•	To continue to build a company that is diversified on many levels. Since joining the Company in 1996, management has built the capability to provide a broad range of services to the Company’s customers, including aerial and underground construction services, engineering and design services for both wireline and wireless market segments, coaxial splicing and sweep services, site development and fiber work. In addition, the Company provides this broad range of services in a variety of geographic areas in order to mitigate the impact on the Company’s overall operations of a downturn in any single area.

•	To reduce the Company’s debt. Since December 31, 2000, the Company has paid down its debt by approximately $16 million, from approximately $90 million to approximately $74 million, and has increased its cash position as of September 30, 2001 to $4.3 million from $474,000. In addition, the Company recently reduced its line of credit by $50 million of loan availability that it was not using because of the downturn in the telecommunications industry, from $120 million to $70 million and, in so doing, saved approximately $250,000 in annual fees.

•	To maintain a decentralized structure that emphasizes reliance on our operating units. The Company operates in different local markets that it has entered by acquiring established businesses and retaining the entrepreneurs who created relationships with customers in those markets. We believe that these entrepreneurs’ long-standing relationships with customers are valuable. Promoting a decentralized operational structure empowers the Company’s entrepreneurs and enhances the accountability of the operating units. At the same time, the Company has centralized certain administrative functions in order to ensure the collection of timely and accurate financial data, the implementation of consistent, company-wide policies and compliance with applicable regulatory requirements.

•	To reduce operating costs. Recent cost containment efforts undertaken by the Company in response to the downturn in the telecommunications industry include: reducing the Company’s employee head count by approximately 500, or approximately 27%; reducing year-to-date (September 30, 2001) subcontracting payments by approximately $29 million, or 57%; reducing certain employee benefits; closing and consolidating regional offices; and selling surplus equipment.

•	To explore strategic alternatives for enhancing stockholder value. Your Board has engaged Allen & Company Incorporated, an investment banking firm, to assist it in evaluating strategic alternatives that would enhance long-term stockholder value.

•	To continue our ongoing efforts to sell Conceptronic, Inc. The Company has made numerous attempts to sell this subsidiary. These efforts are continuing and the Company currently is in negotiations with a potential buyer.

PIERCE AND OLSEN’S BUSINESS PLAN OFFERS NOTHING
NEW OTHER THAN NEW RISKS.

We believe that the business plan offered by Pierce and Olsen contains many elements that your current management presently is pursuing, but also includes certain elements that we have attempted to avoid because we believe they present unacceptable business risks to the Company.

Pierce and Olsen have proposed, among other things:

•	To reduce the Company’s debt. This is nothing new. As discussed above, under our management, the Company has paid down its debt by approximately $16 million since December 31, 2000 and recently has reduced its available line of credit by $50 million.

•	To consolidate “back-office” operations. This is also nothing new. As noted above, the Company has centralized certain administrative functions. Because of the vital function of the Company’s local operating units and the entrepreneurs that manage them, we believe that further consolidating its operating units would compromise the Company’s ability to do business in local markets. We believe that the Pierce and Olsen proposal to centralize additional back-office functions would diminish the accountability of divisional presidents and also reflects a profound misunderstanding of the Company’s business model.

•	To expand into the “last mile” sector of broadband telecommunications deployment. The “last mile” sector is the segment of a telecommunications network that connects residential areas and commercial districts to a regional network. For the years ended December 31, 1999 and 2000, the Company derived approximately 70% and 73%, respectively, of its total revenue from business in the “last mile” sector, demonstrating a strong focus on the “last mile” sector. For the nine months ended September 30, 2001, this figure was approximately 80%. Pierce and Olsen are, once again, proposing to do something your management has already done.

•	To diversify the Company’s customer base. We traditionally have focused on large, stable companies. Although management has been gradually diversifying the Company’s customer base, we have consciously avoided doing business in sectors of the telecommunications industry where some of our competitors have experienced large write-offs and losses.

•	To expand into wireless tower and cell-site construction and develop new business with cable television multiple system operators. While the Company has expanded into wireless tower and cell-site construction, we have done so on a selective basis because of the volatile nature of the wireless sector and the number of wireless companies that have failed, such as Teligent, Inc. and Winstar Communications, Inc. The Company has chosen not to develop a residential installation business with cable television multiple system coordinators. We believe that low barriers to entry into this business have resulted in unacceptable risks associated with low-margin, high-volume work.

•	To sell or liquidate Conceptronic, Inc. Again, this is nothing new. Your management actively has been seeking to sell this subsidiary.

PIERCE AND OLSEN’S COMPARISONS OF THE COMPANY AND
ITS PEER GROUP ARE MISLEADING.

In their solicitation, Pierce and Olsen argue that the Company has underperformed three companies in terms of sales growth for the nine months ended September 30, 2001, including International FiberCom, Inc. and MasTec, Inc. Your management’s business plan is aimed at improving profitability by performing services for substantial and creditworthy customers rather than merely by increasing sales. We believe that the fallacy of looking at sales growth without considering profitability is illustrated by what Pierce and Olsen’s comparison fails to point out:

•	International FiberCom, Inc. lost $143.6 million for the nine months ended September 30,

2001, compared to net income of $10.2 million for the same period in 2000. This represented a 1,507.8% decline in net income. This company’s recent quarterly report on Form 10-Q dated November 19, 2001 stated that “there is substantial doubt regarding the [c]ompany’s ability to continue as a going concern. The [c]ompany is pursuing other alternatives as well, including sale of all or part of the [c]ompany...If [it] is unable to raise additional financing....[it] will have to curtail operations.”

•	MasTec, Inc. suffered a $74.1 million loss for the nine months ended September 30, 2001, an amount greater than its $57.9 million profit for the comparable period in 2000.

•	In comparison, the Company lost $5.3 million for the nine months ended September 30, 2001 as compared with net income of $9.0 million for the comparable period in 2000.

CHANGING MANAGEMENT AT THIS CRITICAL TIME IS A BAD IDEA.

Your Board believes that this is not the time to attempt to impose on the Company a new and untested management team that is unfamiliar to the Company’s lenders. Your management currently is in the midst of sensitive negotiations with the Company’s lenders to restructure the Company’s indebtedness. The lenders’ comfort level with management is extremely important to the success of these negotiations. We cannot predict how the lenders might react to Pierce and Olsen managing the Company.

Moreover, a change in control of the Company would be a default under the Company’s existing credit agreement, unless the lenders approved. If a default were to occur, the lenders could accelerate our outstanding loan balances, which could lead to the bankruptcy of the Company.

WOULD CONTROL BY PIERCE AND OLSEN AND THEIR NOMINEES
BE IN THE STOCKHOLDERS’ BEST INTEREST?

•	Neither Pierce nor Olsen has served as a director or executive officer of a public company.

•	Of the other nominees proposed by Pierce and Olsen for election to the Company’s Board of Directors, only one, James D. Gerson, has prior experience as a director or executive officer of a publicly-held company, and the two companies of which Mr. Gerson currently is a director have suffered net losses in every year since 1998.

•	ALL of our directors beneficially own shares of our common stock and therefore have a vested interest in this Company, just as you do. In contrast, of their director nominees, only Pierce, Olsen and Dennis A. Nolin own shares of the Company’s common stock. Furthermore, all three of them have been selling their shares:

— Pierce has sold 267,150 shares of common stock since March 21, 2001;

— Olsen has sold 29,000 shares of common stock since March 7, 2000; and

— Nolin has sold 193,400 shares of common stock since August 31, 2000.

•	Pierce and Olsen propose to pay themselves with stock options exercisable at current market value, which we believe to be a depressed price, given the state of the economy and the stock market.

•	Pierce and Olsen have engaged in discussions to acquire Fairway Communications Corp., a small telecommunications splicing company, from Olsen if they acquire control of the Company, even though it would be inconsistent with their stated intention of growing the Company internally rather than through acquisitions.

We believe that the behavior of Pierce and Olsen raises substantial doubts about their long-term commitment to the Company and indicates quite clearly that their interests are not aligned with those of the other stockholders of the Company. In contrast to most of Pierce and Olsen's nominees, all of our current directors have an interest in the Company through stock ownership and any negative impact on stockholder value would only adversely affect the Board’s interests, as well as yours. Like their fellow stockholders, your Board and management are dedicated to protecting and enhancing the value of your investment in the Company.

THE ALLEGATIONS OF MANAGEMENT ENTRENCHMENT ARE FALSE.

Your Board of Directors strongly believes that Pierce and Olsen’s allegations of management entrenchment are seriously flawed and false. The Company has not taken the traditional steps that most public companies take to disable hostile takeovers and consent solicitations, such as implementing a staggered board of directors, prohibiting or requiring advance notice of stockholder action by written consent and prohibiting the removal of directors without cause, precisely because the Company values input from its stockholders.

•	Your Board has hired Allen & Company Incorporated, an investment banking firm, to assist it in evaluating strategic alternatives for enhancing long-term stockholder value, which is hardly the action of a group seeking to entrench itself.

•	Your Board of Directors adopted a stockholder rights plan, or “poison pill,” on November 7, 2001 for the purpose of protecting stockholder value at a time when the Company’s stock price was depressed. We believe that a poison pill can deter potential acquirors from using a depressed stock price to take over a company without paying full value to stockholders. According to one survey, the premiums paid for companies with poison pills are on average 8% higher than for companies without them. (See Georgeson Shareholder, Mergers & Acquisitions: Poison Pills and Shareholder Value/1992-1996, available at http://www.georgesonshareholder.com/html/1701.asp, accessed December 3, 2001) (consent of the authors neither requested nor obtained).

Your current Board of Directors has your best interests in mind. Don’t believe the exaggerated allegations that Pierce and Olsen have made about management entrenchment in an effort to obtain your vote.

THE BOARD OF DIRECTORS OF THE COMPANY STRONGLY BELIEVES THAT THE SOLICITATION BEING UNDERTAKEN BY PIERCE AND OLSEN IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS AND URGES STOCKHOLDERS TO REJECT THE SOLICITATION AND REVOKE ANY CONSENT THAT MAY HAVE BEEN GIVEN. YOUR BOARD OF DIRECTORS THEREFORE REQUESTS THAT YOU SIGN, DATE AND RETURN THE ENCLOSED BLUE REVOCATION OF CONSENT CARD, WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED THE GOLD CONSENT CARD.

THE CONSENT PROCEDURE

Pierce filed a signed, written consent with the registered agent of the Company in Delaware on November 29, 2001. Under Delaware law, the filing of this written consent with the Company established November 29, 2001 as the record date for determining the stockholders of the Company entitled to execute, withhold and revoke consents relating to the Pierce and Olsen solicitation (the “Record Date”).

Under Delaware law, unrevoked consents from the holders of record of a majority of the outstanding shares of our common stock on the Record Date are necessary for the Company’s stockholders to act by written consent to (i) remove, without cause, all of the current directors of the Company, (ii) replace them with the directors nominated by Pierce and Olsen and (iii) repeal any amendments to the Company’s Bylaws adopted by the current Board of Directors on or after October 1, 2001. As of the Record Date, there were 14,519,944 shares of common stock outstanding, each entitled to one vote per share.

Under Section 228 of the Delaware General Corporation Law, all consents will expire unless valid, unrevoked consents representing a majority of the outstanding shares of common stock of the Company are delivered to the Company within 60 days of the earliest-dated consent. Because Pierce delivered a written consent to the Company on November 29, 2001, consents must be submitted to the Company on or before January 28, 2002 in order to be effective.

A stockholder may revoke any previously signed consent by signing, dating and returning to the Company a BLUE Revocation of Consent Card. A consent may also be revoked by delivery of a written revocation of consent to Pierce and Olsen. Stockholders are urged, however, to deliver all revocations of consents to Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022 (Facsimile No. 212-754-8300). The Company requests that if a revocation is instead delivered to Pierce and Olsen, a copy of the revocation also be delivered to the Company, c/o Morrow & Co., Inc., at the address or facsimile number set forth above, so that the Company will be aware of all revocations. Any revocation of consent may itself be revoked at any time on or before January 28, 2002 by signing, dating and returning to Pierce and Olsen a subsequently dated gold consent card that they sent to you, or by delivery of a written revocation of such revocation of consent to the Company or to Pierce and Olsen.

The Company will retain an independent inspector of elections in connection with Pierce and Olsen’s solicitation.

Only stockholders as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Pierce and Olsen solicitation. Persons beneficially owning shares of our common stock (but not holders of record), such as persons whose ownership of common stock is through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the BLUE Revocation of Consent Card on their behalf or to have such brokers, banks or financial institutions execute such a revocation card.

If you have any questions concerning this Revocation of Consent Statement or need assistance in executing the enclosed BLUE revocation card, please contact Morrow & Co., Inc., 445 Park Avenue, 5th Floor, New York, NY 10022 (Telephone No. 1-800-662-5200).

Carefully review this Revocation of Consent Statement. YOUR RESPONSE IS IMPORTANT. You are urged not to sign any gold consent cards. Instead, reject the solicitation efforts of Pierce and Olsen by promptly completing, signing, dating and mailing the enclosed BLUE Revocation of Consent Card. Please be aware that if you sign a gold card but do not check any of the boxes on the card, you will be deemed to have consented to the proposals of Pierce and Olsen.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information with regard to the beneficial ownership of our common stock as of November 30, 2001 by (i) each stockholder who is known by the Company to beneficially own in excess of 5% of the outstanding shares of common stock, (ii) each director, (iii) the Company’s Chief Executive Officer; Executive Vice President and Secretary; and Vice President, Chief Financial Officer and Treasurer and (iv) the directors and all executive officers as a group.

	Number of Shares of	Percent of
Name and Address	Common Stock	Common
of Beneficial Owner[1]	Beneficially Owned	Stock[2]

Rainer H. Bosselmann
Chairman of the Board, Chief Executive
Officer and President of the Company	864,970[3]	5.9%

DeSoto S. Jordan, Jr.
Chairman, Afton Holdings, LLC (private
equity firm)	15,000[4]	*

Daniel A. Levinson
Founder and managing partner, Colt
Capital Group (niche sponsor of private
equity transactions)	130,000[5]	*

Richard S. Perkins, Jr.
Money manager, Winslow, Evans &
Crocker, Inc. (brokerage and financial
services company)	66,000[6]	*

1 The business address for Messrs. Bosselmann, Jordan, Levinson, Perkins, Prime, Quinn, Winslow, Miller and Trudel is c/o Arguss Communications, Inc., One Church Street, Suite 302, Rockville, Maryland 20850.

2 Pursuant to the rules of the Commission, shares of common stock which an individual or group has a right to acquire within sixty days pursuant to the exercise of options or warrants are deemed to be outstanding for the purpose of computing the percentage ownership of that individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

3 Includes options to purchase 120,000 shares of common stock held by Mr. Bosselmann which are presently exercisable.

4 Represents options to purchase 15,000 shares of common stock which are presently exercisable.

5 Includes options to purchase 10,000 shares of common stock held by Mr. Levinson which are presently exercisable.

6 Includes options to purchase 15,000 shares of common stock held by Mr. Perkins which are presently exercisable and 37,000 shares of common stock held of record by Mr. Perkins’ wife, in which Mr. Perkins disclaims any beneficial interest.

	Number of Shares of	Percent of
Name and Address	Common Stock	Common
of Beneficial Owner[1]	Beneficially Owned	Stock[2]
Garry A. Prime
President, Sontek Industries, Inc.
(marketer of medical devices)	93,666[7]	*

James W. Quinn
Vice President and Director, Allen &
Company (investment banking firm)	16,000[8]	*

Peter L. Winslow
President and Chairman, Fin-Net
(financial networking company);
Chairman and Executive Vice President,
Winslow, Evans & Crocker, Inc.
(brokerage and financial services company)	55,967[9]	*

H. Haywood Miller III
Executive Vice President and
Secretary of the Company	273,404[10]	1.9%

Arthur F. Trudel
Vice President, Chief Financial
Officer and Treasurer of the
Company	170,500[11]	1.2%

Ronald D. Pierce	1,232,850	8.5%

All Directors and
Executive Officers as	1,685,507
a group (nine persons)	(3)(4)(5)(6)(7)(8)(9)(10)(11)	11.1%

*	Less than one percent (1%).

7 Includes options to purchase 25,000 shares of common stock held by Mr. Prime which are presently exercisable.

8 Includes options to purchase 15,000 shares of common stock held by Mr. Quinn which are presently exercisable.

9 Includes options to purchase 15,000 shares of common stock held by Mr. Winslow which are presently exercisable and 1,502 shares of common stock held of record by Mr. Winslow’s spouse, in which Mr. Winslow disclaims any beneficial interest.

10 Includes options to purchase 220,000 shares of common stock held by Mr. Miller which are presently exercisable and 70 shares owned by Mr. Miller’s minor children.

11 Includes options to purchase 170,000 shares of common stock held by Mr. Trudel which are presently exercisable.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of revocations of consent will be borne by the Company. The Company estimates that the total expenditures relating to the Committee’s current solicitation (other than salaries and wages of officers and employees, but including costs of litigation related to the solicitation) will be approximately $400,000, of which zero dollars have been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telecommunication.

The Company has retained Morrow & Co., Inc., as proxy solicitors, at an estimated fee of $75,000 plus reasonable out-of-pocket expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of common stock. Morrow & Co., Inc. has advised the Company that approximately 25 of its employees will be involved in the solicitation of revocations by Morrow & Co., Inc. on behalf of the Company.

Participants in the Company’s Solicitation

Under applicable regulations of the Commission, each of the directors of the Company is deemed a “participant” in the Company’s solicitation of revocations of consent. The following information about each director is provided under “Security Ownership of Certain Beneficial Owners and Management”: name, business address, principal occupation and the name and principal business of the organization in which the director’s employment is carried on.

Transactions in Our Common Stock During the Past Two Years

The following is a list of all purchases and sales of common stock made during the last two years by participants in the Company’s solicitation of revocations of consent:

Name	Transaction	Number of		Purchase/	Per Share
	Date	Shares		Sale	Price
Rainer H. Bosselmann	05/04/2000	20,000		Purchase	$3.000
	05/30/2000	300		Sale	$17.000
	06/01/2000	9,500		Sale	$16.750
	08/11/2000	10,000		Sale	$17.000
	12/18/2000	100		Purchase	$11.625
	05/01/2001	93,000	[1]	Purchase	$3.000

Daniel A. Levinson	10/31/2000	50,000	[2]	Purchase	$3.000

James W. Quinn	12/22/2000	1,000		Purchase	$9.875

Peter L. Winslow	08/21/2000	3,000		Sale	$18.000

1.	Acquired upon the exercise of options. On May 1, 2001, Mr. Bosselmann obtained an interest-free loan from the Company in the amount of $279,000 to exercise options that were about to expire to purchase 93,000 shares of common stock.
2.	Acquired upon the exercise of warrants.

Other Contracts, Arrangements, and Understandings with Participants

On November 7, 2001, the Company entered into new employment agreements with each of: (i) Rainer H. Bosselmann, the Chairman, President and Chief Executive Officer of the Company, (ii) H. Haywood Miller III, Executive Vice President and Secretary of the Company, and (iii) Arthur F. Trudel, Vice President, Chief Financial Officer and Treasurer of the Company. The employment agreements provide for an initial term of one year, beginning on November 1, 2001 and ending on November 1, 2002 and will be renewed automatically for additional one-year terms upon expiration of the initial term, unless either party to an employment agreement provides written notice to the other party of that party’s intention not to renew the employment agreement at least 90 days prior to the expiration of the then-current term. Under these agreements, Mr. Bosselmann will be paid an annual salary of $180,000 and each of Messrs. Miller and Trudel will receive annual salaries of $150,000. Bonuses are payable in the reasonable discretion of the Board of Directors subject to the satisfaction of reasonable performance criteria. In the event of a change in control of the Company, the agreements also provide for the payment to each of Messrs. Bosselmann, Miller and Trudel of amounts equal to two times their respective annual salaries at the time the change in control occurs. Your Board of Directors believes that the provision for payment of two years’ salary is less than average for senior executives in the telecommunications infrastructure services industry.

On May 1, 2001, Mr. Bosselmann received an interest-free loan from the Company in the amount of $279,000 to be used for the exercise of options that were about to expire to purchase 93,000 shares of common stock.

Except as otherwise set forth in this Revocation of Consent Statement, to the best of the Company’s knowledge: (i) none of the participants in the Company’s solicitation of revocations of consent is, or was within the past year, a party to any contracts, arrangements or understandings with any person with respect to any shares of the Company’s common stock, and (ii) neither any of the participants nor any of their respective associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transaction as to which the Company or any of its affiliates will or may be a party.

Beneficial Ownership of Common Stock by Associates of Participants

Except as otherwise set forth in this Revocation of Consent Statement, to the best of the Company’s knowledge, none of the participants in the Company’s solicitation of revocations of consent has any “associates” (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended, who beneficially own any common stock.

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the proxy statement relating to the Company’s 2002 Annual Meeting, any proposal by a holder of record of the Company’s common stock must be received by the Company at its principal offices in Rockville, Maryland on or before January 3, 2002. A proponent of such a proposal must comply with the proxy rules under the Securities Exchange Act of 1934, as amended.

We appreciate your support and encouragement.

On Behalf of the Board of Directors,

Rainer H. Bosselmann Chairman, President and Chief Executive Officer

IMPORTANT

The Board of Directors urges you NOT to return any GOLD consent card solicited from you. If you have previously returned any such consent card you have every right to change your vote. Simply sign, date and mail the enclosed BLUE Revocation of Consent Card in the postage-paid envelope provided, whether or not you previously returned the gold consent card.

For additional information or assistance, please call Morrow & Co., Inc., our soliciting agent, toll free at 1-800-662-5200. Morrow & Co., Inc.’s address is 445 Park Avenue, 5th Floor, New York, NY 10022.

PRELIMINARY COPY

REVOCATION OF CONSENT
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
ARGUSS COMMUNICATIONS, INC.

The undersigned, a holder of shares of common stock, par value $.01 per share, of Arguss Communications, Inc. (the “Company” or “Arguss”), acting with respect to all shares of the Company’s common stock held by the undersigned at the close of business on November 29, 2001, hereby acts as follows concerning the proposals of Ronald D. Pierce and Kenneth R. Olsen set forth below.

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as /X/ indicated in this example.

PROPOSALS OF RONALD D. PIERCE AND KENNETH R. OLSEN

PROPOSAL 1:	Remove the current directors of Arguss (Rainer H. Bosselmann, DeSoto S. Jordan, Jr., Daniel A. Levinson, Richard S. Perkins, Jr., Garry A. Prime, James W. Quinn and Peter Winslow) and any other person elected or appointed to the Arguss Board of Directors prior to the effective date of this proposal other than the directors elected by this consent.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #1, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE REMOVED IN THE FOLLOWING SPACE:

PROPOSAL 2:	Elect Ronald D. Pierce, Kenneth R. Olsen, James D. Gerson, Stephen G. Moore, Dennis Nolin, Michael Sparkman and George Tamasi to serve as the directors of Arguss until their respective successors are duly elected and qualified or their earlier resignation or removal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION:	IF YOU WISH TO REVOKE CONSENT TO THE ELECTION OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL #2, BUT NOT ALL OF THEM, CHECK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WANT TO BE ELECTED IN THE FOLLOWING SPACE:

PROPOSAL 3:	Repeal any amendment(s) to the Arguss by-laws adopted by the current Arguss Board of Directors between October 1, 2001 and the effective date of this proposal.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

UNLESS OTHERWISE INDICATED ABOVE, THIS REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSAL SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR REVOCATION OF CONSENT TO BE VALID, IT MUST BE DATED. PLEASE MARK, SIGN, DATE AND MAIL IN THE POSTAGE-PAID ENVELOPE PROVIDED.

            Dated:                                      , 200

            Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.